Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CS DISCO, INC.

(a Delaware corporation)

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

CS Disco, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That the name of the corporation is CS Disco, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the DGCL on December 2, 2013.

2. This Sixth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3. The text of the Certificate of Incorporation of the corporation is hereby restated in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is CS Disco, Inc.

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL.

ARTICLE FOUR

Section 1. AUTHORIZED CAPITAL STOCK. The total number of shares of capital stock that the Corporation shall have authority to issue is 456,373,875, consisting of 277,406,431 shares of common stock, par value $0.001 per share (the “Common Stock”), and 178,967,444 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Each share of the Preferred Stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date, if any, from which dividends on such share shall, if applicable, accumulate and other details that, because of the passage of time, are required to be made in order for the substantive rights of the holders of the shares of such series to be identical.

Except as may be otherwise specifically set forth in the designations for a series of the Preferred Stock, the number of authorized shares of any class or series of stock of the Corporation may be increased or decreased (but not below the number of shares of such class or series then outstanding) by an amendment to this Certificate of Incorporation approved by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote on such amendment voting together as a single class, and no such class or series of stock shall be entitled to vote on such amendment as a separate class.

Section 2. DESIGNATION OF PREFERRED STOCK. The Preferred Stock shall be comprised of six series, designated as follows: 20,000,000 shares of Preferred Stock are designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 31,666,660 shares of Preferred Stock are designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 48,914,230 shares of Preferred Stock are designated as the Corporation’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), 33,281,620 shares of Preferred Stock are designated as the Corporation’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”), 24,911,563 shares of Preferred Stock are designated as the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and 20,193,371 shares of Preferred Stock are designated as the Corporation’s Series F Convertible Preferred Stock (the “Series F Preferred Stock”). The voting powers, preferences and relative participation, optional or other special rights and privileges and qualifications, limitations or restrictions of the Preferred Stock are as set forth below:

2.1 Dividends.

(a) Preferred Stock. The holders of the outstanding shares of the Preferred Stock shall be entitled to receive dividends from time to time out of any assets legally available for payment of dividends, when, as and if declared by the board of directors of the Corporation (the “Board”), on a pro rata, pari passu basis.

(b) Priority on Dividends; Participation. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to obtaining any consents required elsewhere in this Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred

Stock, in each case calculated as of the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 2.1(b) of Article Four shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. Notwithstanding the foregoing sentence, the restriction in the foregoing sentence shall not apply to (x) the repurchase of shares of capital stock pursuant to the Stockholders’ Agreement; (y) the redemption of shares of Preferred Stock pursuant to the terms of this Certificate of Incorporation or the payment of dividends or the redemption of any other Equity Securities ranking senior to or on parity with the Preferred Stock with respect to the payment of dividends or redemption, as applicable, pursuant to the terms of such Equity Securities; or (z) the repurchase of shares of Common Stock from directors, employees or consultants of the Corporation or a Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of service to the Corporation or a Subsidiary. The “Original Issue Price” shall mean (i) with respect to the Series A Preferred Stock, $0.10 per share, (ii) with respect to the Series B Preferred Stock, $0.33 per share, (iii) with respect to the Series C Preferred Stock, $0.3797 per share, (iv) with respect to the Series D Preferred Stock, $0.6042 per share, (v) with respect to the Series E Preferred Stock, $2.0071 per share and (vi) with respect to the Series F Preferred Stock, $2.9713 per share, each as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions with respect to such shares after the filing date of this Certificate of Incorporation.

(c) Non-Cash Dividends. Whenever a dividend provided for in this Section 2.1 of Article Four shall be payable in property other than cash, the amount or value of such dividend shall be deemed to be the Fair Market Value of such property.

2.2 Liquidation Preference.

(a) Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of the Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and to the holders of any other Equity Securities ranking junior to the Preferred Stock with respect to liquidation, an amount (the “Liquidation Preference”) for each share of the Preferred Stock then held by them equal to the greater of (i) the Original Issue Price plus all declared but unpaid dividends thereon to and including the date of payment of such Liquidation Preference and (ii) the amount such holder would have received if all shares of the Preferred Stock had been converted into shares of the Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event. If, upon the occurrence of such event, the assets and funds legally available for distribution among the holders of shares of the Preferred Stock shall be insufficient to permit the payment to such holders of their full preferential amounts (including the full Liquidation Preference), then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably among the holders of the Preferred Stock based upon the aggregate Liquidation Preferences of the shares of the Preferred Stock held by each such holder. Subject to Section 2.2(f) of Article Four, shares of Preferred Stock shall not be entitled to participate in any payments or distributions as shares of Common Stock pursuant to subsection (ii) above to the extent that they participate in the payments or distributions as shares of Preferred Stock pursuant to subsection (i) above.

(b) Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of the Preferred Stock, any remaining assets and funds of the Corporation available for distribution to the Corporation’s stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares held by each such holder.

(c) Deemed Liquidation Events. For purposes of this Section 2.2 of Article Four, unless each of (i) the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the “Series A -D Preferred Stock”) (voting together as a single class on an as-converted basis), (ii) the holders of a majority of the shares of Series E Preferred Stock then outstanding and (iii) the holders of a majority of the shares of Series F Preferred Stock then outstanding, elect otherwise by written notice to the Corporation at least 10 days prior to the effective date of such event (a “Liquidation Preference Waiver”), a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, which events shall be deemed to include, (A) the acquisition of the Corporation by means of any transaction or series of related transactions to which the Corporation is a party (including, without limitation, any stock purchase transaction, merger, consolidation or other form of reorganization) in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding (1) any transaction effected for the purpose of changing the Corporation’s jurisdiction of incorporation, (2) the sale by the Corporation of shares of its capital stock to investors in bona fide equity financing transactions or in a sale of shares of the Corporation’s capital stock in a firm commitment unwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (3) any transaction in which the Corporation’s stockholders of record immediately prior to such event shall (by virtue of the securities issued as a part of such transaction) hold, directly or indirectly and in substantially the same proportion, with substantially the same relative rights, more than 50% of the voting power of the surviving or acquiring Person immediately following such transaction; or (B) the sale, lease or transfer, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole; or (C) the exclusive licensing, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of all or substantially all of the intellectual property of the Corporation and its Subsidiaries taken as a whole, other than to one or more wholly owned Subsidiaries of the Corporation, shall constitute a “Deemed Liquidation Event”, and the holders of Preferred Stock shall be entitled to receive in cash, securities or other property (valued at Fair Market Value) in the amounts as specified in Section 2.2(a) above in connection therewith.

(d) Liquidation Notice. The Corporation shall give written notice of any liquidation, dissolution or winding up, either voluntary or involuntary, (or any transaction that might reasonably be expected to constitute or be deemed to be a Deemed Liquidation Event) to each holder of the Preferred Stock not less than 20 days prior to such liquidation, dissolution, winding up or transaction. Each holder of the Preferred Stock may convert all or any portion of the Preferred Stock into Common Stock at any time on or prior to the date on which such holder’s right to convert such shares to the Common Stock terminates pursuant to Section 2.5 of this Article Four.

(e) Contractual Enforcement of Deemed Liquidation Events. The Corporation shall not have the power to effect a Deemed Liquidation Event unless, in the case of a merger, consolidation or other corporate reorganization pursuant to Section 2.2(c)(A) of this Article Four, the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2.2 of this Article Four. In the event of a Deemed Liquidation Event pursuant to Sections 2.2(c)(B) or (C) of this Article Four, if the Corporation does not effect a dissolution of the Corporation under the DGCL within 30 days after such Deemed Liquidation Event, then (i) the Corporation shall deliver a written notice to each holder of Preferred Stock not later than 30 days after the Deemed Liquidation Event advising such holder of his, her or its right (and the requirements to be met to secure such right) pursuant to the terms of the following subpart (ii) to require the redemption of such shares of the Preferred Stock and (ii) to the extent any such holder of Preferred Stock exercises his, her or its right to require redemption of his, her or its shares of the Preferred Stock, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 45th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all shares of the Preferred Stock of such holder of the Preferred Stock exercising his, her or its right to require redemption thereof pursuant hereto, at a price per share equal to the aggregate amounts that would have been payable to the holders of the Preferred Stock in accordance with this Section 2.2 of Article Four if such dissolution had been effected immediately following such Deemed Liquidation Event. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all such shares of the Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of shares of the Preferred Stock of each holder exercising his, her or its right to require redemption pursuant hereto to the fullest extent of such Net Proceeds or such legally available funds, as the case may be, and, where such redemption is limited by the amount of legally available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Section 2.3 of this Article Four shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this section. Prior to the distribution or redemption provided for in this section, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge retained liabilities and expenses incurred in the ordinary course of business.

(f) Allocation of Escrow; Earn-outs and Contingent Payments. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the relevant transaction agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (including, for the avoidance of doubt, earn-outs, milestones, and other consideration similarly subject to conditions) (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2.2 of Article Four as if the Initial Consideration were the only consideration payable in connection with such transaction and (ii) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2.2 of Article Four after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(g) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be its Fair Market Value.

2.3 Redemption.

(a) Right of Redemption. Unless prohibited by Delaware law governing distributions to stockholders, shares of the Preferred Stock shall be redeemed by the Corporation at a price equal to the greater of (i) the Liquidation Preference and (ii) the Fair Market Value (determined in the manner set forth below), in each case, of a single share of such series of Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request, (the “Redemption Price”), payable in three annual installments, with the first of such installments being paid not more than 60 days after receipt by the Corporation at any time on or after the fifth anniversary of the filing date of this Certificate of Incorporation from the holders of a majority of the then outstanding shares of the Preferred Stock, voting together as a single class and on an as-converted basis, of written notice requesting redemption of all shares of the Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose other than as required to meet applicable debt service requirements or as necessary for the payment of outstanding creditor claims when due incurred prior to receipt of such Redemption Request, in each case, as reasonably determined by the Board, except to the extent prohibited by Delaware law governing distributions to stockholders. For purposes of this Section 2.3(a) of Article Four, the Fair Market Value of a single share of the Preferred Stock shall be the value of a single share of such series of Preferred Stock, as of the date of the Corporation’s receipt of the Redemption Request, as mutually agreed upon by the Corporation and the holders of a majority of the shares of the Preferred Stock then outstanding, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by the Corporation and the holders of a majority of the shares of the Preferred Stock then outstanding. The date of each installment of the Redemption Price shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of the Preferred Stock owned by each holder, that number of outstanding shares of the Preferred Stock determined by dividing (i) the total number of shares of the Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If, on any Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of the Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. If the funds of the Corporation legally available for redemption of the Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of the Preferred Stock to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum possible number of shares of the Preferred Stock, ratably among the holders of the shares of the Preferred Stock to be redeemed based upon the aggregate Redemption Price of such shares held by each such holder. At any time after such Redemption Date when additional funds of the Corporation are legally available for the redemption of shares of the Preferred Stock, such funds shall immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but has not redeemed, ratably among the holders of such shares of the Preferred Stock, as set forth in the preceding sentence, and such funds shall not be used for any other purpose other than those stated above, including to redeem any shares of the Preferred Stock that the Corporation is obligated to redeem on any subsequent Redemption Date. The obligation of the Corporation to redeem shares of Preferred Stock that are not redeemed on any Redemption Date shall be discharged if the Founders, or any of them, (i) unconditionally and irrevocably agree in writing to purchase on such Redemption Date all of the remaining outstanding shares of Preferred Stock (including, in addition to the shares that are not redeemed on such Redemption Date, shares of Preferred Stock that the Corporation is obligated to redeem on any subsequent Redemption Date) for cash equal to the aggregate Redemption Price of such shares and (ii) deposit, on or before such Redemption Date, immediately available funds in an amount equal to the aggregate Redemption Price of all of the remaining outstanding shares of Preferred Stock with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of such shares, with irrevocable instructions and authority to such bank or trust company to pay an amount equal to the aggregate Redemption Price for such shares to each holder of such shares on or after such Redemption Date upon receipt of notification from the Corporation that such holder has surrendered its share certificates to the Corporation for transfer to the Founder or Founders who agreed to purchase such shares. Founders may exercise their right and option to purchase shares of Preferred Stock pursuant to this Section 2.3(a) of Article Four by giving written notice, on or before such Redemption Date, to each holder of such shares and to the Corporation setting forth (i) the unconditional and irrevocable agreement of such Founders to purchase all (but not less than all) of the remaining outstanding shares of Preferred Stock, (ii) the irrevocable instructions and authority given to such bank or trust company to pay an amount equal to the aggregate Redemption Price for such shares and (iii) confirmation that immediately available funds in an amount equal to the aggregate Redemption Price for such shares has been sent by wire transfer to the trust fund established for the benefit the holders of such shares. The shares of the Preferred Stock not redeemed or purchased by the Founders as provided above shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Incorporation.

(b) Redemption Notice. Not less than 15, nor more than 30, days prior to a Redemption Date, the Corporation shall give written notice to each holder of record (as of the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock of the redemption to be effected, specifying (i) the number of shares to be redeemed from such holder on such Redemption Date, (ii) the Redemption Date, (iii) the Redemption Price, (iv) the date on which such holder’s right to convert such shares to the Common Stock terminates and (v) the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of the Preferred Stock to be redeemed on such Redemption Date (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) (the “Redemption Notice”).

(c) Excluded Shares. If the Corporation receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 2.3, then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 2.3, whether on such Redemption Date or thereafter.

(d) Certificates, etc. If fewer than the total number of shares of the Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of such series of the Preferred Stock shall be issued to the holder of such shares without cost to such holder within a reasonable time after surrender of the certificate representing the redeemed shares.

(e) Default in Redemption of Preferred Stock. If the Corporation fails to redeem the total number of shares of the Preferred Stock to be redeemed on any Redemption Date, or if the funds of the Corporation legally available for redemption of the Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of the Preferred Stock to be redeemed on such date, and, in either case, if one or more Founders have not purchased all of the remaining outstanding shares of Preferred Stock, as provided in Section 2.3(a) of this Article Four (each, a “Redemption Default”), then the number of directors constituting the Board shall, at the request of the holders of a majority of the shares of the Preferred Stock then outstanding, voting as a separate class, be increased by four members, and (i) the holders of shares of Series A Preferred Stock will, together, have the special right, voting as a separate series (with each share being entitled to one vote), and to the exclusion of all other classes or series of the Corporation’s voting stock, to elect an individual to fill one of such newly created directorships, to fill any vacancy of such directorship and to remove any individual elected to such directorship, (ii) the holders of shares of Series B Preferred Stock will, together, have the special right, voting as a separate series (with each share being entitled to one vote), and to the exclusion of all other classes or series of the Corporation’s voting stock, to elect an individual to fill another of such newly created directorships, to fill any vacancy of such directorship and to remove any individual elected to such directorship, (iii) the holders of shares of Series C Preferred Stock will, together, have the special right, voting as a separate series (with each share being entitled to one vote), and to the exclusion of all other classes or series of the Corporation’s voting stock, to elect an individual to fill another of such newly created directorships, to fill any vacancy of such directorship and to remove any individual elected to such directorship and (iv) the holders of shares of Series E Preferred Stock will, together, have the special right, voting as a separate series (with each share being entitled to one vote), and to the exclusion of all other classes or series of the Corporation’s voting stock, to elect an individual to fill the other of such newly created directorships, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The newly created directorships will constitute a separate class of directors and the directors elected to such directorships shall each have one vote on each matter considered by the Board. This special right of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock to elect such directors may be exercised at a special meeting called pursuant to this Section 2.3(e) of Article Four, at any annual or special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a meeting of stockholders. At any time when this special right has vested in the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock, the President or the Secretary of the Corporation will, upon the written request of the holders of a majority of the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series E Preferred Stock, as applicable, then outstanding, in each case, voting together as a separate class, addressed to the Secretary of the Corporation, call a special meeting of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series E Preferred Stock, as applicable, for the purpose of electing any such directors. Such meeting will be held at the earliest legally permissible date at the principal office of the Corporation. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the Secretary of the Corporation or within 20 days after mailing the same to the Secretary of the Corporation at its principal office, then the holders of a majority of the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series E Preferred Stock, as applicable, then outstanding, in each case, voting together as a separate class, may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and will be held at the corporation’s principal office. Any holder of shares of the series of Preferred Stock so designated will be given access to the stock record books of the Corporation for the purpose of causing a meeting of the holders of such series of the Preferred Stock to be called pursuant to this Section. At any meeting or at any adjournment thereof at which the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series E Preferred Stock each have the special right to elect a director pursuant to this Section 2.3(e) of Article Four, the presence, in person or by proxy, of the holders of a majority of the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series E Preferred Stock, as applicable, then outstanding will be required to constitute a quorum for the election or removal of such director by the holders of the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series E Preferred Stock exercising such special right. The vote of a majority of such quorum will be required to elect or remove any such director.

(f) Redeemed or Otherwise Acquired Shares. Any shares of the Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of the Preferred Stock following redemption or other acquisition.

2.4 Voting Rights.

(a) General. On any matters presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of the Preferred Stock shall be entitled to cast the number of votes equal to the largest number of whole shares of the Common Stock into which all shares of the Preferred Stock held of record by such holder could then be converted pursuant to Section 2.5 of this Article Four at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The holders of shares of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”). Except as provided by law or by the provisions of Section 2.4(b) or 2.4(c) of this Article Four, the holders of shares of the Preferred Stock shall vote together with the holders of the Common Stock on an as-converted basis, and not as separate classes or series.

(b) Directors. In addition to the directors entitled to be elected by the holders of shares of the Common Stock pursuant to Section 3.3 of this Article Four, and subject to Section 2.3(e) of Article Four, the Board shall be elected as follows:

(i) Series A Director. For as long as at least 5,000,000 shares of Series A Preferred Stock or shares of Common Stock issued upon conversion of shares of Series A Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such shares) are outstanding, the holders of shares of Series A Preferred Stock, voting as a separate series, shall be entitled to elect one director of the Corporation (the “Series A Director”).

(ii) Series B Director. For as long as at least 5,000,000 shares of. Series B Preferred Stock or shares of Common Stock issued upon conversion of shares of Series B Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such shares) are outstanding, the holders of shares of Series B Preferred Stock, voting as a separate series, shall be entitled to elect one director of the Corporation (the “Series B Director”).

(iii) Series C Director. For as long as at least 5,000,000 shares of Series C Preferred Stock or shares of Common Stock issued upon conversion of shares of Series C Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such shares) are outstanding, the holders of shares of Series C Preferred Stock, voting as a separate series, shall be entitled to elect one director of the Corporation (the “Series C Director”).

(iv) Series E Director. For as long as at least 2,491,156 shares of Series E Preferred Stock or shares of Common Stock issued upon conversion of shares of Series E Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such shares) are outstanding, the holders of shares of Series E Preferred Stock, voting as a separate series, shall be entitled to elect one director of the Corporation (the “Series E Director” and, together with the Series A Director, the Series B Director and the Series C Director, the “Preferred Directors”).

(v) Independent Director. The holders of record of shares of the Common Stock and the Preferred Stock, voting together on an as-converted basis and not as separate classes or series, shall be entitled to elect one director of the Corporation.

(vi) Removal; Vacancies. Any director elected as provided in Section 2.4(b) or 3.3 of this Article Four may be removed with or without cause by, and only by, the affirmative vote of a majority of the holders of record of shares of the class or series of stock entitled to elect such director or directors given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of a majority of such stockholders, voting together and not as separate classes or series. If the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or the Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting as a separate class or series, pursuant to Section 2.4(b)(i), 2.4(b)(ii), 2.4(b)(iii) or 2.4(b)(iv) or 3.3 of this Article Four, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock or the Common Stock entitled to elect such director, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting as a separate class or series. At any meeting at which one or more directors are to be elected, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series.

(c) Preferred Stock Protective Provisions. At any time when any shares of the Preferred Stock are outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Certificate of incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of the Preferred Stock, consenting or voting as a single class and on an as-converted basis, do any of the following, and any such act or transaction entered into without such consent or vote shall be null and void, ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this Certificate of Incorporation or the Corporation’s By laws if such amendment, alteration or repeal would adversely affect the rights, powers, preferences or privileges of the Preferred Stock, or any other amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock if such amendment or change would adversely affect the rights, powers, preferences or privileges of any series of the Preferred Stock;

(ii) create, authorize, issue or obligate itself to issue (or reclassify or convert or exchange any existing Equity Securities into or for) any class or series of Equity Securities (other than the Common Stock and the Preferred Stock) ranking senior to or on a parity with any series of Preferred Stock with respect to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise or increase the authorized number of shares of any such class or series of Equity Securities;

(iii) (A) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to such series Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with such series of Preferred Stock in respect of any such right, preference or privilege;

(iv) authorize, issue or obligate itself to issue any additional shares of the Preferred Stock, or increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Preferred Stock;

(v) increase or decrease the authorized number of directors constituting the Board to other than seven members, other than an increase by four members pursuant to Section 2.3(e) of Article Four;

(vi) other than issuances of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents or other awards available for issuance under an Approved Plan in existence as of the date hereof, authorize or issue, or obligate itself to issue, any Equity Securities of the Corporation to any employee, director or consultant of the Corporation or any Subsidiary, or authorize or create, or reserve Equity Securities (including increasing the number of Equity Securities reserved) with respect to any stock option plan, stock incentive plan, stock appreciation right, restricted stock, restricted stock unit or other plan or arrangement;

(vii) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event or become obligated to do so;

(viii) liquidate, merge, consolidate, dissolve or wind-up the business and affairs of any Subsidiary or permit any Subsidiary to effect any Deemed Liquidation Event or, unless the obligations of the Subsidiary under each applicable agreement are expressly conditioned upon the requisite approval of the holders of the Preferred Stock, permit a Subsidiary to become obligated to do so;

(ix) declare or pay any cash or other dividend or make any other distribution of any kind on shares of Common Stock or other Equity Security other than a divided payable solely in shares of Common Stock;

(x) redeem or repurchase any shares of the capital stock of the Corporation other than (A) as set forth in Section 2.3 of this Article Four or (B) repurchases of the unvested shares of capital stock held by former service providers at the lesser of the original purchase price of such shares and the then current Fair Market Value of such shares;

(xi) incur, create, assume, guaranty, become or be liable in any manner with respect to, or permit to exist, any indebtedness of the Corporation or any Subsidiary for borrowed money (including, without limitation, capitalized leases) or for the deferred purchase price for the acquisition of property in excess of $1,000,000 in the aggregate, unless otherwise approved by the Board, including the affirmative approval of a majority of the then-serving Preferred Directors;

(xii) hire, terminate or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers, unless otherwise approved by the Board, including the affirmative approval of a majority of the then-serving Preferred Directors;

(xiii) (A) change, or permit any Subsidiary to change, the principal business of the Corporation or such Subsidiary, as applicable, (B) enter, or permit any Subsidiary to enter, new lines of business or (C) exit, or permit any Subsidiary to exit, the current line of business, in each case, unless otherwise approved by the Board, including the affirmative approval of a majority of the then-serving Preferred Directors;

(xiv) sell, assign, license, pledge or encumber, or permit any Subsidiary to sell, assign, license, pledge or encumber, material technology or intellectual property, other than licenses granted in the ordinary course of business;

(xv) create or hold Equity Securities of any Subsidiary other than a wholly owned Subsidiary, transfer, exclusively license or otherwise dispose of any assets of the Corporation or any Subsidiary to any Subsidiary other than a wholly owned Subsidiary, or directly or indirectly transfer or otherwise dispose of Equity Securities of a Subsidiary or permit any Subsidiary to issue Equity Securities, in each case, to any person other than the Corporation or a wholly owned Subsidiary; make any loan or advance to, or own any stock or other securities of, or guarantee, directly or indirectly, any indebtedness of, any Subsidiary or other Person other than a wholly owned Subsidiary provided that such action does not otherwise violate subsection (xi) above;

(xvi) except as otherwise permitted herein, make any loan or advance to any Person, including any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an Approved Plan; or

(xvii) authorize, issue or obligate itself to issue any Equity Securities for consideration other than cash consideration, other than pursuant to an Approved Plan or as otherwise approved by the Board, including the affirmative approval of a majority of the then-serving Preferred Directors;

(xviii) cause or permit any of its subsidiaries to, without the approval of the Board, including the affirmative approval of a majority of the then-serving Preferred Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

(xix) commit or agree, or allow any Subsidiary to consummate, commit or agree, take any action, authorize or approve or enter into any binding agreement with respect to or otherwise contract, to do any of the foregoing.

(d) Series E Preferred Stock Protective Provisions. At any time when any shares of the Series E Preferred Stock are outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of the Series E Preferred Stock, consenting or voting as a single class and on an as-converted basis, do any of the following, and any such act or transaction entered into without such consent or vote shall be null and void, ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this Certificate of Incorporation or the Corporation’s By laws if such amendment, alteration or repeal would (A) adversely and disproportionately affect the rights, powers, preferences or privileges of the Series E Preferred Stock as compared to the other series of Preferred Stock or (B) permit, or provide or allow for, the conversion of the Series E Preferred Stock of any holder thereof without the consent of such holder in a manner other than as set forth in Section 2.5(h) of this Article Four; or

(ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Series E Preferred Stock.

(e) Series F Preferred Stock Protective Provisions. At any time when any shares of the Series F Preferred Stock are outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of the Series F Preferred Stock, consenting or voting as a single class and on an as-converted basis, do any of the following, and any such act or transaction entered into without such consent or vote shall be null and void, ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this Certificate of Incorporation or the Corporation’s Bylaws if such amendment, alteration or repeal would (A) adversely and disproportionately affect the rights, powers, preferences or privileges of the Series F Preferred Stock as compared to the other series of Preferred Stock or (B) permit, or provide or allow for, the conversion of the Series F Preferred Stock of any holder thereof without the consent of such holder in a manner other than as set forth in Section 2.5(h) of this Article Four; or

(ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Series F Preferred Stock.

2.5 Conversion.

(a) Conversion Procedure.

(i) Any holder of shares of the Preferred Stock may, at any time or from time to time, without the payment of additional consideration by the holder thereof, convert all or any portion of the shares of the Preferred Stock (including any fraction of a share) held by such holder into a number of shares of the Common Stock computed by multiplying the number of shares of the Preferred Stock to be converted by the Original Issue Price for such series of Preferred Stock, and dividing the result by the Conversion Price (as defined below) then in effect.

(ii) In the event of a Redemption Notice of any shares of the Preferred Stock pursuant to Section 2.3(b) of this Article Four, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or a Deemed Liquidation Event, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the Preferred Stock.

(iii) In order for a holder of shares of the Preferred Stock to convert shares of the Preferred Stock into shares of the Common Stock, such holder shall surrender the certificate or certificates for such shares of the Preferred Stock (or, if such registered holder claims that such certificate has been lost, stolen or destroyed, an affidavit of loss and an agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the presentment of such certificate to the Corporation), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of the Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion sha 1 be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificate or certificates (or lost certificate affidavit and agreement) and notice (or the later occurrence of any event on which such conversion is contingent, if applicable) shall be the time of conversion, and the shares of the Common Stock issuable upon conversion of the shares represented by such certificate or certificates shall be deemed to be outstanding of record as of such date.

(iv) As soon as possible after the later of any conversion of shares of the Preferred Stock or the delivery and surrender of the certificate or certificates for such converted shares of the Preferred Stock (but in any event within three business days), the Corporation shall deliver to the converting holder:

(A) a certificate or certificates representing the number of shares of the Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(B) a certificate representing any shares of the Preferred Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and

(C) cash in lieu of any fractional share as provided in Section 2.5(a)(vi) of this Article Four; and

(D) cash or a certificate or certificates representing shares of Common Stock in payment of all declared but unpaid dividends as provided in Section 2.5(a)(vii) of this Article Four.

(v) The issuance of certificates for shares of the Common Stock upon conversion of shares of the Preferred Stock shall be made without charge to the holders of such shares of the Preferred Stock for any issuance tax in respect of such issuance or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of the Common Stock, other than any transfer taxes resulting from the transfer of converted shares to a Person or Persons other than the converting holder. Upon conversion of each share of the Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(vi) If any fractional interest in a share of the Common Stock would, except for the provisions of this Section 2.5(a)(vi), be deliverable upon any conversion of shares of the Preferred Stock, the Corporation, in lieu of delivering such fractional share, shall pay an amount to the holder of such fractional interest equal to the Fair Market Value of such fractional interest as of the date of conversion. All shares issuable to a holder on any date shall be aggregated for purposes of determining whether a fractional interest shall result from any conversion on such date.

(vii) All declared but unpaid dividends on shares of the Preferred Stock to be converted shall be payable upon conversion of such shares in cash or, at the option of the Corporation, in shares of the Common Stock having a Fair Market Value as of the date of conversion equal to the amount of such declared but unpaid dividends.

(viii) The Corporation shall, at all times when shares of the Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of the Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of the Common Stock at such adjusted Conversion Price.

(ix) Any shares of the Preferred Stock that are converted pursuant to any provision of this Section 2.5 of Article Four shall be retired and canceled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

(x) Upon any conversion effected pursuant to any provision of this Section 2.5 of Article Four, no adjustment to the Conversion Price (as defined below) shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(xi) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of the Common Stock upon conversion of shares of the Preferred Stock pursuant to this Section 2.5 of Article Four. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of the Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(b) Conversion Price.

(i) The initial “Conversion Price” shall be, with respect to each share of Preferred Stock, the Original Issue Price for such share of Preferred Stock. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price also shall be subject to adjustment from time to time pursuant to this Section 2.5(b) of Article Four.

(ii) If and whenever, on or after the Series F Original Issue Date, the Corporation issues or sells, or is deemed to have issued or sold, any shares of its Common Stock for consideration per share less than the Conversion Price for any share of Preferred Stock in effect immediately prior to the time of such issue or sale, or deemed issue or sale, then immediately prior to such issue or sale, or deemed issue or sale, the Conversion Price of such share of the Preferred Stock shall be reduced, concurrently with such issue, to the .12rice (calculated to the nearest one-hundredth of a cent) determined by multiplying the Conversion Price by a fraction:

(A) the numerator of which shall be (x) the number of shares of the Common Stock outstanding immediately prior to such issue or sale or deemed issue or sale (assuming the exercise or conversion of all Options (as defined below) and Convertible Securities (as defined below) that are then issued and outstanding), plus (y) the number of shares of the Common Stock that the aggregate consideration received by the Corporation for the total number of additional shares of the Common Stock so issued or sold, or deemed issued or sold, would purchase at such Conversion Price; and

(B) the denominator of which shall be (x) the number of shares of the Common Stock outstanding immediately prior to such issue or sale oi: deemed issue or sale (assuming the exercise or conversion of all Options and Convertible Securities that are then issued and outstanding), plus (y) the number of additional shares of the Common Stock so issued or sold, or deemed issued or sold.

For example, if, after the Series F Original Issue Date, the Corporation issues 1,000,000 shares of Common Stock for consideration per share of $0.05, and, assuming that at such time no dividends have been declared and that there are 9,000,000 outstanding shares of Common Stock and 1,000,000 shares of Common Stock issuable upon exercise and conversion of currently exercisable or convertible Options and Convertible Securities, the Conversion Price of the Series A Preferred Stock immediately would be reduced to the price determined by multiplying $0.10, the Conversion Price of the Series A Preferred Stock then in effect, by the following fraction:

10,000,000	+	$ 50,000
		$ 0.10

10,000,000	+	1,000,000

10,000,000	+	500,000

11,000,000

	=	10,500,000
		11,000,000

	=	0.9545

resulting in an adjusted Conversion Price of the Series A Preferred Stock of $0.09545 ($0.10 x 0.9545), and the Conversion Price of the other series of Preferred Stock would be adjusted in a similar manner.

(iii) Notwithstanding the foregoing, the Corporation shall not be required to make any adjustment to the Conversion Price of any series of Preferred Stock by reason of the issuance or deemed issuance of the Common Stock when such issuance is (A) upon conversion of shares of the Preferred Stock; (B) as a dividend or distribution on the Preferred Stock; (C) by reason of a subdivision (by any stock split, stock dividend, combination, recapitalization or otherwise) of the Common Stock or any other capital reorganization of the Common Stock that is covered by Sections 2.5(d) and (e) of this Article Four; (D) pursuant to any Approved Plan, provided that issuances under such Approved Plan are approved by the Board, including a majority of the then-serving Preferred Directors; (E) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including a majority of the then-serving Preferred Directors; (F) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, including a majority of the then-serving Preferred Directors; (G) pursuant to a bona fide acquisition of or by the Corporation of another Person by merger, purchase of substantially all of the assets or other business combination or reorganization or to a joint venture agreement, provided, that such acquisition is approved by the Board, including a majority of the then-serving Preferred Directors; (H) in connection with an initial public offering of Equity Securities; or (I) upon the exercise of Options or Convertible Securities that are outstanding as of the Series F Original Issue Date.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 2.5 of this Article Four, the following shall be applicable:

(i) If the Corporation in any manner issues or grants any options, warrants or similar rights (“Options”) to subscribe for, purchase or acquire the Common Stock or Equity Securities directly or indirectly convertible or exchangeable, with or without consideration, into or for the Common Stock (“Convertible Securities”) and the price per share for which the Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options (in each case, as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercise, conversion or exchange but without regard to any provision for a subsequent adjustment of such number that is not able to be calculated at the time of issuance or grant) shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share for which the Common Stock is issuable. For purposes of this Section 2.5(c)(i) of Article Four, the “price per share for which the Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus, in the case of such Options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities by (B) the number of shares of the Common Stock deemed to have been issued and sold by the Corporation pursuant to such Options or Convertible Securities. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when the Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) If the Corporation in any manner issues or sells any Convertible Securities, and the price per share for which the Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of the Common Stock issuable upon conversion or exchange of such Convertible Securities (in each case, as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercise, conversion or exchange but without regard to any provision for a subsequent adjustment of such number that is not able to be calculated at the time of issuance or grant) shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share for which the Common Stock is issuable. For the purposes of this Section, the “price per share for which the Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities by (B) the number of shares of the Common Stock deemed to have been issued and sold by the Corporation pursuant to such Convertible Securities. No further adjustment of the Conversion Price shall be made when the Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and, if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2.5 of Article Four, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) If the purchase price provided for in any Options, the consideration, if any, payable upon the conversion or exchange of any Convertible Securities, the number of shares of the Common Stock or Convertible Securities issuable upon the exercise of any Options or the rate at which any Convertible Securities are convertible into or exchangeable for the Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities then outstanding provided for such changed purchase price, additional consideration, changed number of shares or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect under this Certificate of Incorporation shall be adjusted to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding and not exercised, converted or exchanged immediately prior to such expiration or termination, never been issued.

(v) No adjustment pursuant to Sections 2.5(c)(iii) or (iv) of this Article Four shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (A) the Conversion Price on the original adjustment date or (B) the Conversion Price that would have resulted from any issuances or sales, or deemed issuances or sales, of the Common Stock between the original adjustment date and such readjustment date.

(vi) If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option or Convertible Security shall be deemed to be the net amount received by the Corporation for such Common Stock, Option or Convertible Security. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the Fair Market Value of such Common Stock, Options or Convertible Securities as of the date of receipt. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration for such Common Stock, Option or Convertible Security shall be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Option or Convertible Security, as the case may be.

(vii) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $0.001.

(viii) The number of shares of the Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of the Common Stock.

(ix) If the Corporation takes a record of the holders of the Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in the Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase the Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(x) If the Corporation issues or sells, or is deemed to issue or sell, on more than one date, shares of the Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price then, upon the final such issuance or sale, or deemed issuance or sale, the Conversion Price shall be readjusted to give effect to all such issuances and sales, or deemed issuances and sales, as if they occurred on the date of the first such issuance or sale, or deemed issuance or sale (and without giving effect to any additional adjustments as a result of any subsequent issuances or deemed issuances within such period).

(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of the Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of the Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(e) Reorganization, Mergers, Consolidations or Sales of Assets. Subject to Section 2.2(c) of this Article Four, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2.5 of this Article Four) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall, after such reorganization, merger, consolidation or sale, be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation (including cash), or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.5 of this Article Four with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the effect that the provisions of this Section 2.5 of this Article Four (including adjustment of the applicable Conversion Price and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) Certain Events; No Impairment. If any event occurs of the type contemplated by the provisions of this Section 2.5 of this Article Four but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of shares of the Preferred Stock; provided, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 2.5 of Article Four or decrease the number of shares of the Common Stock issuable upon conversion of each share of the Preferred Stock.

(g) Notices. Promptly following any adjustment of the Conversion Price, the Corporation shall give written notice of such adjustment to all holders of shares of the Preferred Stock. The Corporation shall give written notice to all holders of shares of the Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock; (ii) with respect to any pro rata subscription offer to holders of the Common Stock; or (iii) for determining rights to vote with respect to any matter referred to in Section 2.4(c) of this Article Four.

(h) Automatic Conversion. All of the outstanding shares of the Preferred Stock shall be automatically converted into the Common Stock at the Conversion Price then in effect without any further action on the part of the Corporation or any holder of the Preferred Stock, upon (i) the closing of a Qualified Public Offering, (ii) (A) with respect to shares of Series A - D Preferred Stock, the conversion of a majority of the shares of Series A - D Preferred Stock, (B) with respect to shares of Series E Preferred Stock, the conversion of a majority of the shares of Series E Preferred Stock or (C) with respect to shares of Series F Preferred Stock, the conversion of a majority of the shares of Series F Preferred Stock or (iii) the date and time, or the occurrence of an event, specified by the vote or written consent of (A) with respect to shares of Series A - D Preferred Stock, the holders of a majority of the then outstanding shares of Series A - D Preferred Stock, voting together as a single class on an as-converted basis, (B) with respect to shares of Series E Preferred Stock, the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class or (C) with respect to shares of Series F Preferred Stock, the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting together as a separate class. All holders of record of shares of the applicable series of Preferred Stock shall be given written notice of any automatic conversion and the place designated for automatic conversion of all such shares of such series of the Preferred Stock pursuant to this Section 2.5 of this Article Four.

Such notice need not be given in advance. Upon receipt of such notice, each holder of shares of such series of the Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice. On the date of any such automatic conversion, all outstanding shares of the applicable series of Preferred Stock shall be deemed to have been converted into shares of the Common Stock, which shall be deemed to be outstanding and held of record by the holders of the shares of such series of the Preferred Stock so converted. All rights of the holders of the shares of such series of the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of the Common Stock), will terminate, except only the rights of such holders, upon surrender of their certificate or certificates therefor, to receive the certificates and other items set forth in Section 2.5(a)(iii) of this Article Four. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

2.6 Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of shares of the Preferred Stock. Upon the surrender of any certificate representing shares of the Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange for such surrendered certificate representing in the aggregate the number of shares of the Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of the Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

2.7 Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit without bond of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of the Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of the Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate.

2.8 Definitions.

“Affiliate” means with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and, in the case of an individual, includes any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any holder of shares of the Preferred Stock, the term “Affiliate” shall also include any entity of which the holder is a partner or member, any partner, officer, director or member of such holder and any venture capital, private equity or other investment fund now or hereafter existing of which the holder is a partner or member that is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

“Approved Plan” means the CS Disco, Inc. Long Term Incentive Plan, any other written stock option, stock purchase, stock incentive, stock appreciation right, restricted stock, restricted stock unit or other plan or arrangement and any increase in the number of shares of Equity Securities available for awards that may be granted pursuant to any of the foregoing: provided, that such plan, arrangement or increase is approved by a majority of the Board and by the holders of the Preferred Stock pursuant to Section 2.4(c) of this Article Four.

“Board” has the meaning given such term in Section 1 of this Article.

“Bylaws” has the meaning given such term in Section 2.4(a) of this Article Four.

“Common Director” has the meaning given such term in Section 3.3 of this Article Four.

“Common Stock” has the meaning given such term in Section 1 of this Article Four.

“Conversion Price” has the meaning given such term in Section 2.5(b)(i) of this Article Four.

“Convertible Securities” has the meaning given such term in Section 2.5(c)(i) of this Article Four.

“Corporation” has the meaning given such term in Article One.

“Covered Persons” has the meaning given such term in Article Eleven.

“Deemed Liquidation Event” has the meaning given such term in Section 2.2(c) of this Article Four.

“DGCL” has the meaning given such term in the Preamble.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any stock or similar security, or any such warrant or right.

“Excluded Opportunity” has the meaning given such term in Article Eleven.

“Fair Market Value” means the fair market value as determined in good faith by a majority of the entire Board (including a majority of the then-serving Preferred Directors), except as otherwise provided in Section 2.3(a) of this Article Four.

“Founder” and “Founders” have the meanings given such terms in the Purchase Agreement.

“Initial Consideration” has the meaning given such term in Section 2.2(e) of this Article Four.

“Investors’ Rights Agreement” means the Fifth Amended and Restated Investors’ Rights Agreement, dated on or about the Series F Original Issue Date, by and among the Corporation and certain of its stockholders, as such agreement may from time to time be amended in accordance with its terms.

“Liquidation Preference” has the meaning given such term in Section 2.2(a) of this Article Four.

“Liquidation Redemption Date” has the meaning given such term m Section (e) of this Article Four.

“Net Proceeds” has the meaning given such term in Section (e) of this Article Four.

“Options” has the meaning given such term in Section 2.5(c)(i) of this Article Four.

“Original Issue Price” has the meaning given such term in Section 2.1(b) of this Article Four.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a governmental entity or any department, agency or political subdivision of any such entity.

“Preferred Directors” has the meaning given such term in Section 2.4(b)(iii) of this Article Four.

“Preferred Stock” has the meaning given such term in Section 1 of this Article Four.

“Purchase Agreement” means the Series F Preferred Stock Purchase Agreement, dated on or about the Series F Original Issue Date, by and among the Corporation, and the Investors listed on Exhibit A thereto, as such agreement may from time to time be amended in accordance with its terms.

“Qualified Public Offering” means any underwritten offering by the Corporation of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, in which the aggregate cash proceeds to be received by the Corporation from such offering (net of underwriting discounts, expenses and commissions) are at least $40,000,000.

“Redemption Date” has the meaning given such term in Section 2.3(a) of this Article Four.

“Redemption Notice” has the meaning given such term in Section 2.3(b) of this Article Four.

“Redemption Price” has the meaning given such term in Section 2.3(a) of this Article Four.

“Redemption Request” has the meaning given such term in Section 2.3(a) of this Article Four.

“Series A Director” has the meaning given such term in Section 2.4(b)(i) of this Article Four.

“Series A Preferred Stock” has the meaning given such term in Section 2 of this Article Four.

“Series B Director” has the meaning given such term in Section 2.4(b)(ii) of this Article Four.

“Series B Preferred Stock” has the meaning given such term in Section 2 of this Article Four.

“Series C Director” has the meaning given such term in Section 2.4(b)(iii) of this Article Four.

“Series C Preferred Stock” has the meaning given such term in Section 2 of this Article Four.

“Series D Preferred Stock” has the meaning given such term in Section 2 of this Article Four.

“Series E Director” has the meaning given such term in Section 2.4(b)(iv) of this Article Four.

“Series E Preferred Stock” has the meaning given such term in Section 2 of this Article Four.

“Series F Original Issue Date” means the date on which the first share of the Series F Preferred Stock is issued.

“Series F Preferred Stock” has the meaning given such term in Section 2 of this Article Four.

“Stockholders’ Agreement” means the Fifth Amended and Restated Stockholders’ Agreement, dated on or about the Series F Original Issue Date, by and among the Corporation and certain stockholders of the Corporation, as such agreement may from time to time be amended in accordance with its terms.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which are owned by the Corporation or any Subsidiary, directly or indirectly, or a partnership or limited liability company in which the Corporation or any Subsidiary is a general partner or manager or holds interests entitling it to receive more than 50% of the profits or losses of the partnership or limited liability company. A Subsidiary is a “wholly owned Subsidiary” if all of the outstanding voting securities of the Subsidiary are owned by the Corporation, directly or indirectly, or if the Corporation is the sole general partner or managing member of the Subsidiary and holds interests in the Subsidiary entitling it to receive 100% of the profits and losses of the Subsidiary.

2.9 Waiver. Any of the rights, powers or preferences of the holders of the Preferred Stock set forth herein may be waived on behalf of all of the holders of the Preferred Stock by the affirmative consent or vote of the holders of a majority of the shares of the Preferred Stock then outstanding; provided, that if any such waiver is to a provision in this Certificate of incorporation that requires a specific. vote (such as requiring the vote of a specified percentage of a particular class of voting securities) to take an action under such provision or to take an action with respect to the matters described in such provision, such waiver shall not be binding or effective unless such specific vote is obtained; provided, further, that none of the rights, powers or preferences set forth in Section 2.5 of this Article Four may be waived with respect to any series of the Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of such series of the Preferred Stock.

2.10 Notices. Any notice required or permitted by the provisions of this Article Four to be given to a holder of shares of the Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

Section 3. COMMON STOCK.

3.1 General. The voting, dividend and liquidation rights of the holders of the Common Stock are expressly made subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

3.2 Voting. Except as otherwise required by law or this Certificate of Incorporation, (a) each holder of the Common Stock shall have one vote for each share of Common Stock held by such stockholder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of the stockholders of the Corporation and (b) the Common Stock shall vote together with all other classes and series of stock of the

Corporation (including any series of the Preferred Stock) on an as-converted basis on all actions to be taken by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of the Preferred Stock) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. Subject to Section 2.4(c) of this Article Four, the number of authorized shares of the Common Stock may be increased or decreased (but not below the number of shares of the Common Stock then outstanding or reserved for the exercise of options or warrants or conversion of the Preferred Stock) by the affirmative vote of the holders of shares of capital stock representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.3 Common Directors. In addition to the directors entitled to be elected by the holders of shares of the Preferred Stock and Common Stock pursuant to Section 2.4(b) of this Article Four, the holders of the shares of the Common Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation (each, a “Common Director”); provided, that, if there is only one Common Director serving on the Board, such Common Director shall be entitled to cast two votes on any action of the Board, whether by vote at a meeting of the Board or by written consent.

3.4 Dividends. Subject to the preferential rights of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Corporation that are by law available for payment of dividends, dividends payable either in cash, in property or in shares of capital stock.

ARTICLE FIVE

The business and affairs of the Corporation shall be managed by and under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws.

ARTICLE SIX

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, adopt, alter, amend, rescind or repeal in any respect any or all of the Bylaws.

ARTICLE SEVEN

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE EIGHT

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE NINE

To the fullest extent permitted by the DGCL, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE TEN

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any repeal or modification of any of the foregoing provisions of this Article Ten shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such repeal or modification.

ARTICLE ELEVEN

Holders of the Preferred Stock or Equity Securities issued upon conversion of or in exchange for the Preferred Stock shall have no duty to refrain from engaging or participating directly or indirectly in activities or lines of business that are the same as or similar or complementary to activities or lines of business engaged in by the Corporation or from investing directly or indirectly in entities that engage or participate in such activities, and such holders and their Affiliates may pursue or acquire any such opportunities for themselves or may direct such opportunities to any other person or entity. Without limiting the foregoing, to the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (a) any director of the Corporation who is not an employee of the Corporation or any of its Subsidiaries or (b) any holder of the Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its Subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE TWELVE

Subject to Section 2.4(c) and Section 2.4(c) of Article Four, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.

ARTICLE THIRTEEN

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware.

[Signature Page Follows]

The undersigned, being the duly elected President of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation, does make this Certificate of Incorporation, hereby declaring and certifying that this is the act and deed of the Corporation and the facts stated in this Certificate of Incorporation are true, and accordingly has hereunto executed this Sixth Amended and Restated Certificate of Incorporation as a duly authorized officer of the Corporation on September 28, 2020.

/s/ Kiwi Alejandro Danao Camara
Kiwi Alejandro Danao Camara, President

SIGNATURE PAGE TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CS DISCO, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CS DISCO, INC.

CS DISCO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions declaring advisable an amendment to the Corporation’s Certificate of Incorporation filed with the Office of the Secretary of State of the State of Delaware and submitted the same to the stockholders of the Corporation for approval.

The resolution setting forth the proposed amendments are as follows:

RESOLVED, that Section 2.4(b)(v) of Article FOURTH of the Corporation’s Certificate of Incorporation be amended and restated in its entirety to read as follows:

“(v) At-Large Directors. The holders of record of shares of the Common Stock and the Preferred Stock, voting together on an as-converted basis and not as separate classes or series, shall be entitled to elect the balance of the total number of directors of the Corporation.”

RESOLVED, that Section 2.4(c)(v) of Article FOURTH of the Corporation’s Certificate of Incorporation be amended and restated in its entirety to read as follows:

“(v) increase or decrease the authorized number of directors constituting the Board to other than eleven members, other than an increase by four members pursuant to Section 2.3(e) of Article Four;

SECOND: That the stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

This Certificate of Amendment to Certificate of Incorporation has been executed by a duly authorized officer of the Company on May 3, 2021.

CS DISCO, INC.

By:	/s/ Kiwi Alejandro Danao Camara
Kiwi Alejandro Danao Camara
President